Spintek Gaming Technologies, Inc.
                                 1857 Helm Drive
                             Las Vegas, Nevada 89119

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 29, 1999


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of Spintek Gaming Technologies, Inc., a Nevada corporation (the "Company") will be held at the Stardust Hotel and Casino, 3000 Las Vegas Boulevard South, Las Vegas, Nevada 89109, in Salons One and Two, at 10:00 a.m., local time, on Tuesday, June 29, 1999, for the following purposes:

         1. To elect a Class III director to serve until the 2001 Annual Meeting or until his or her successor is duly elected and qualified.

         2. To ratify the selection of Joseph Decosimo & Company as the Company's independent public accountants for fiscal year 1999.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Stockholders of record of the Company's Common Stock at the close of business on May 28, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting.

         Stockholders are cordially invited to attend the Annual Meeting in person. STOCKHOLDERS DESIRING TO VOTE IN PERSON MUST REGISTER AT THE ANNUAL MEETING WITH THE INSPECTOR OF ELECTIONS PRIOR TO COMMENCEMENT OF THE ANNUAL MEETING. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO EXECUTE AND DATE THE ENCLOSED FORM OF PROXY AND TO FORWARD IT TO THE SECRETARY OF THE COMPANY WITHOUT DELAY SO THAT YOUR SHARES MAY BE VOTED AT THE ANNUAL MEETING. ANY PROXY GIVEN PURSUANT TO THIS SOLICITATION MAY BE REVOKED AT ANY TIME BY SO NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING PRIOR TO THE MEETING OR BY SUBMITTING PRIOR TO THE MEETING A SUBSTITUTE PROXY BEARING A LATER DATE.

         A copy of the 1998 Form 10-KSB, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, including financial statements for the twelve months ended June 30, 1998, is enclosed.


                       By Order of the Board of Directors


                       Gary L. Coulter
                       Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada
June 9, 1999

                        SPINTEK GAMING TECHNOLOGIES, INC.

                        _________________________________

                                 PROXY STATEMENT

                                 ---------------

                   Approximate date proxy material first sent
                          to stockholders: June 9, 1999

                                 ---------------

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Spintek Gaming Technologies, Inc. (the "Company") in connection with the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 10:00 a.m. local time at the Stardust Hotel and Casino, 3000 Las Vegas Boulevard South, Las Vegas, Nevada 89109, in Salons One and Two, on Tuesday, June 29, 1999, and any adjournments thereof. At the Meeting, the stockholders will be asked to vote on the following matters:

         1. To elect Thomas C. Burns, Ph.D. as a Class III director (the "Nominee") to serve as a director of the Company until the 2001 Annual Meeting of Stockholders or until the successor is duly elected and qualified.

         2. To ratify the selection of Joseph Decosimo & Company as the Company's independent public accountants for fiscal year 1999.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

                     Solicitation and Revocation of Proxies

         Solicitation of proxies by mail is expected to commence on or about June 9, 1999 and the cost thereof will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the management of the Company may also solicit stockholders in person or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such services.

         The Company's executive offices are located at 1857 Helm Drive, Las Vegas, Nevada 89119, and the telephone at that address is (702) 263-3660.

         All shares represented by the accompanying proxy, if the proxy is properly executed and returned, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted to (1) elect the Nominee to serve for the term stated herein, and (2) ratify the selection of Joseph Decosimo & Company as the Company's independent accountants for the fiscal year ending June 30, 1999. Your execution of the enclosed Proxy will not affect your right as a stockholder to attend the Meeting and vote in person. Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Secretary of the

Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

         None of the proposals to be voted on at the Annual Meeting create a right of appraisal under Nevada law. A vote "FOR" or "AGAINST" any of the proposals set forth herein will only affect the outcome of the proposal.

Voting Securities and Rights Related Thereto

         The Company has 100,000 shares of no par value preferred stock authorized, none of which was outstanding (the "Preferred Stock"), and 500,000,000 shares of $.002 par value common stock authorized, of which 142,243,119 shares were issued and outstanding (the "Common Stock"), as of the close of business on May 28, 1999 (the "Record Date"). Only holders of the Common Stock of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the outstanding Common Stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

         On August 6, 1996, the Board of Directors was granted authority by consent of a majority of the stockholders of the Company to issue up to 100,000 shares of the Preferred Stock. Pursuant to the provisions of the terms of a $7,143,000, 4% Convertible Debenture with RBB Bank Aktiengesellschaft ("RBB"), the Board of Directors issued 8,241 shares of Preferred Stock to satisfy the underlying debt of said Debenture, including accrued but unpaid interest. The Preferred Stock was convertible into the Common Stock pursuant to the terms of the Certificate of Designation.

         During the period from February 28, 1998 through October 31, 1998, the Company issued $5,000,000 of 6% Secured Convertible Notes in a private placement (the "Notes"). The Notes were convertible into the Common Stock upon the terms and conditions set forth in the Notes.

         On April 26, 1999, the Company received notices of conversion in accordance with the terms of the Preferred Stock and the Notes. The conversions in respect of the Preferred Stock and Notes result in the issuance of 123,722,581 shares of the Common Stock. Following the conversions and upon issuance of all shares, the Company has 142,243,119 shares of its Common Stock issued and outstanding, no shares of its Preferred Stock issued and outstanding, and no Notes issued and outstanding.

Beneficial Ownership

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 28, 1999 as to (a) each director, (b) each executive officer identified in the Summary Compensation Table below, (c) all directors and officers of the Company as a group, and (d) each person known to the Company to beneficially own five percent or more of the outstanding shares of Common Stock.

Name and Address of                                 Amount of         Percent of
Beneficial Owner (1)                                  Shares           Class (2)
---------------------------------                  -----------        ----------

Directors and Executive Officers:
---------------------------------

Malcolm C. Davenport V                            66,161,200(4)         45.7%
Gary L. Coulter                                   16,879,164(5)         10.6%
Robert E. Huggins                                  7,209,551(6)          4.8%
Thomas C. Burns, Ph.D.                               744,857(7)           .5%
Erik R. Batzloff                                   1,100,140(8)           .8%
George P. Miller                                     186,214(9)           .1%

All directors and executive officers
as a group (6 persons)                           92,281,126(10)         54.1%

Five Percent (5%) or Greater Stockholders:
------------------------------------------

RBB Bank Aktiengesellschaft                       52,288,224(3)         36.8%
Burgring 16, 8010  Graz, Austria

The Malcolm C. Davenport Family Trust             62,871,917            44.2%
409 10th Street
West Point, Georgia  31833

-----------------

         (1)      The   address of  all  directors  and  executive  officers is
                  c/o the  Company,  1857 Helm Drive, Las Vegas, Nevada 89119.

         (2) Percent of class is based on the number of shares outstanding on May 28, 1999. Percent of class includes with respect to each named person, the number of shares of Common Stock, if any, which the stockholder has the right to acquire within 60 days of such date.

         (3) RBB converted 8,241 shares of Preferred Stock (which represented 100% of the Company's Preferred Stock outstanding) into 51,837,334 shares of the Company's Common Stock effective April 29, 1999, with 25,918,667 shares of the Common Stock being issued on April 29, 1999 and May 6, 1999, respectively. RBB disputes its designation as a beneficial owner. RBB takes the position that it does not control or direct the distribution or voting of the shares and that RBB only holds the shares for the true beneficial owners. RBB has represented to the Company that none of the beneficial owners it holds shares for has beneficial ownership of five percent (5%) or greater of the class.

         (4) Includes 313,416 shares owned and 2,572,707 shares subject to options that are currently exercisable or will become exercisable within 60 days (including 2,227,309 options that were issued in connection with the conversions of the Preferred Stock and the Notes pursuant to the antidilution provisions of the Option Agreements and The 1996 Stock Option
                  Plan), 313,416 shares held by Mr. Davenport's spouse, and 62,871,917 shares held by The Malcolm C. Davenport V Family Trust (the "Trust"). Effective April 29, 1999, the Trust converted its $4,300,000 investment in the Company's Notes into 61,871,917 shares of the Company's Common Stock.

         (5) Includes shares 488,843 owned and 16,390,321 shares subject to options that are currently exercisable or will become exercisable within 60 days, 14,189,856 of which were issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and the Notes into Common Stock.

         (6) Includes 50,000 shares owned and 7,159,551 shares subject to options that are currently exercisable or will become exercisable within 60 days, 6,215,668 of which were issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and the Notes into Common Stock.

         (7) Represents 744,857 shares subject to options that are currently exercisable, including 644,857 of which were issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and Notes into Common Stock.

         (8) Represents 1,100,140 shares subject to options that are currently exercisable, including 952,442 of which were issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and Notes into Common Stock.

         (9) Represents 186,214 shares subject to options that are currently exercisable, including 161,214 of which were issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and Notes into Common Stock.

         (10)     Includes   28,153,785  shares  subject  to  options  that  are
                  currently exercisable or will become exercisable within 60 days.


                          Proposal 1 on the Proxy Card
                      Nomination and Election of Directors

         The Board of Directors is divided into three classes, each class to be elected for three year terms. The Board of Directors has nominated Thomas C. Burns, Ph.D. to serve as the Class III director to serve until the 2001 Annual Meeting or until his successor is duly elected and qualified. It is intended that the accompanying Proxy will be voted for the election of the Nominee as director unless the Proxy contains contrary instructions. If the Nominee should be unable to accept nomination or election as a director, which is not expected, the Proxies may be voted with discretionary authority for a substitute designated by the Board of Directors; provided, however, that the proxies may not be voted for more than one nominee to the Board of Directors at the Meeting. The election of a director requires the affirmative vote of a plurality of shares present or represented at the Meeting.

         The following sets forth certain information concerning the Nominee for election to the Board of Directors:

Thomas C. Burns, Ph.D., age 60
          Dr. Burns has been a director since December 1998 when he was appointed by the remaining two board members to replace Mr. Patrick R. McGrath, who resigned to pursue his other business interests. Dr. Burns earned his Ph.D. in biopsychology from the University of Georgia, Athens, Georgia in 1974. From December 1978 to the present, he has maintained a private practice, initially in Savannah, Georgia through April 1989 and in Jonesboro and Mableton, Georgia since April 1989, specializing in individual and group psychotherapy, psychological assessment, consultation to management, team building, executive mentoring, and staff development . In addition to his private practice, he has served as a program director for Meadowbrook Rehabilitation Group of Atlanta, managing their Subacute Neurological Program from May 1990 to February 1993 and their Community Re-entry Program from February 1993 to January 1994.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF THE NOMINEE TO SERVE AS A CLASS III DIRECTOR.

Directors

         The following sets forth certain information as to the Class I and Class II members of the Board of Directors:

Class I, to be elected at the 2000 Annual Meeting of Stockholders:

Gary L. Coulter, age 53
          Chairman of the Board and Chief Executive Officer of the Company since October 1996; Vice Chairman and Chief Operating Officer of the Company from April 1996 until October 1996; President, Chief Operating officer, and Director from April 1994 until July 1995 of Private Biologicals Corporation, a developer of biological products and treatments for cancer; Chief Executive officer and Director from December 1992 until March 1994 of Omega International, Inc., developer of natural products for the treatment of autoimmune diseases; President, Chief Operating Officer, and Director from March 1986 until August 1, 1992 of Woodruff Investment Co., a developer, manager, and financier of real estate investments; from April 1996 to January 1998, Vice Chairman of the Board of Directors of Tapistron International, Inc., a publicly-traded company that filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code in June 1996 and emerged from bankruptcy August 2, 1997; Director of Tapistron International from April 1996 until present; private practice of law in the state of Georgia from August 1992 until April 1996 ( from January 1996 until April 1996, private practice of law with Malcolm C. Davenport V, a director of the Company).

 Class II, to be elected at the 1999 Annual Meeting of Stockholders:

  Malcolm C. Davenport V, age 47
          Director of the Company since September 1995; Secretary of the Company from October 1996 through February 1999. Mr. Davenport was a partner in the law firm of Ponder and Davenport, P.C. from 1990 through November 1992 and has practiced law in West Point, Georgia from December 1992 through the present. From January 1996 until April 1996, he and Mr. Coulter were partners in the law firm of Coulter & Davenport located in Atlanta, Columbus and West Point, Georgia. Mr. Davenport is a member of both the Alabama and Georgia Bar Associations and is a Certified Public Accountant and a member of the Alabam CPA Society. From January 1995 to June 1998, he was a partner in the firm of Davenport & Sikes, Certified Public Acountants in Roanoke, Alabama. He is a director of several companies, including public companies American Artists Film Corporation, a public company, ITC DeltaCom, Inc., and ITC Holdings and several of its affiliates. Mr. Davenport earned his Juris Doctorate from Cumberland School of Law at Sanford University in Birmingham, Alabama.

No director is a party to any material legal proceeding adverse to the Company nor has a material interest adverse to the Company. No director has, during the past five years, been (i) an executive officer of any business that has had a bankruptcy petition filed by or against such business, (ii) convicted in a criminal proceeding or is subject to a pending criminal proceeding, (iii) subject to any order, judgment or decree of any court of competent jurisdiction enjoining, barring or suspending the director from involvement in any business, securities or banking activity, or (iv) been found by a court of competent jurisdiction to have violated any federal or state securities laws or commodities laws.

         There were 15 meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company has attended at least 75% of the meetings. The Company does not have a nominating committee of the Board of Directors. The Nominee for election as director at the Meeting was selected by the Board of Directors of the Company. Further, the Company does not have a compensation committee of the Board of Directors or an audit committee of the Board of Directors.

Director Compensation

         For service on the Board of Directors, directors who are not employees of the Company currently receive no compensation for each meeting of the Board of Directors other than options to purchase Common Stock of the Company and reimbursement for expenses which are related to attending Board meetings. During the year ended June 30, 1998, Mr. Patrick McGrath, a member of the Board of Directors for the period January 1998 through December 1998, received options to purchase 100,000 shares of the Company's Common Stock based on the closing price on the dates of the grant. In addition, Mr. McGrath and Mr. Davenport received additional options to purchase 9,440 and 54,853 shares of Common Stock, respectively, to avoid dilution of options they previously had been granted. All of these options were vested as of June 30, 1998. Pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan, Mr. McGrath and Mr. Davenport were issued 705,732 and 2,227,311 options to acquire Common Stock, respectively, in connection with the conversion of the Preferred Stock and the Notes. Dr. Burns received 100,000 options to purchase shares of the Company's Common Stock in December 1998 at the time he was appointed to be a member of the Board of Directors, all of which were vested on the grant date. In connection with the conversions of the Preferred Stock and Notes into Common Stock, the antidilution provision of Dr. Burns Option Agreement and the 1996 Stock Option Plan increased his options by a total of 644,857 shares.

                  Executive Compensation and Other Information

Executive Officers

     The following table sets forth the names and ages of the executive officers of the Company, all positions held with the Company and a description of the business experience of each individual for at least the past five years.


Name                    Age       Title
----                    ---       -----
Gary L. Coulter         53        Chairman and Chief Executive Officer
Robert E. Huggins       51        President and Chief Operating Officer
George P. Miller        54        Chief Financial Officer
Erik R. Batzloff        45        Vice President - Compliance and Administration

For a description of Mr. Coulter's background, see "Nomination and Election of Directors."

     Mr. Huggins served as Senior Vice President for the Company since April 1997, and Chief Financial Officer since November 1995. As of July 1, 1998, Mr. Huggins yielded his positions as Senior Vice President and Chief Financial Officer, and was named President and Chief Operating Officer. Mr. Huggins is a Certified Public Accountant ("CPA"), who from February 1992 until February 1995 served as the Chief Accounting Officer and Secretary for Elsinore Corporation ("Elsinore"), a publicly traded company. In November 1995, eight months after his resignation from Elsinore, the company filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code. Prior to February 1992, Mr. Huggins served in various capacities with other gaming companies, including:
Vice President, Finance and Chief Financial Officer for United Gaming, Inc. (now Alliance Gaming, Inc.), as well as President of two of its casino subsidiaries, Controller for Caesars Palace in Las Vegas; and Controller for M&R Investments, Inc. (Dunes Hotel & Country Club). Prior to his experience in industry, Mr. Huggins was a CPA with the firm of Haskins & Sells (now Deloitte & Touche, LLP) for four years.

     Mr. Miller joined the Company on August 1, 1998 as Chief Financial Officer. From July 1996 through July 1998, Mr. Miller was Director of Finance for Rio
Hotel & Casino, Inc., where he was responsible for financial reporting activities, including SEC filings, and the coordination of internal/external audit functions. From February 1994 through June 1996, he served as assistant treasurer and corporate controller for Mikohn Gaming Corporation where he was responsible for financial reporting and SEC filings for operations that included multiple manufacturing/distribution facilities in the U.S. and internationally. From 1991 to 1994, Mr. Miller was vice president and corporate controller of Sahara Resorts, Inc., a public company that operated four hotel/casino facilities in Las Vegas and Laughlin, Nevada. Mr. Miller served on the Board of Directors of Sahara Resorts, now known as Santa Fe Gaming Corporation, until he resigned due to his employment with the Rio Hotel & Casino in July 1996. Mr. Miller is a Certified Public Accountant.

     Mr. Batzloff joined the Company in November 1996 and has served as Vice President - Compliance and Administration since 1997. From September 1992 until November 1996, he had similar responsibilities with Mikohn, Inc., a manufacturer of gaming devices and associated equipment. From July 1985 until September 1992, Mr. Batzloff worked for United Gaming, Inc. (now Alliance Gaming, Inc.) beginning as a technical writer and ending his tenure with United Gaming, Inc. as the investor relations officer.

No executive officer is a party to any material legal proceeding adverse to the Company nor has a material interest adverse to the Company. No executive officer has, during the past five years, been (i) an executive officer of any business that has had a bankruptcy petition filed by or against such business, (ii) convicted in a criminal proceeding or is subject to a pending criminal proceeding, (iii) subject to any order, judgment or decree of any court of competent jurisdiction enjoining, barring or suspending the director from involvement in any business, securities or banking activity, or (iv) been found by a court of competent jurisdiction to have violated any federal or state securities laws or commodities laws.

Executive Compensation

         The following table sets forth information concerning compensation of the chief executive officer and all other executive officers of the Company whose salary and bonus exceeded an annual rate of $100,000 (the "Named Executive Officers") during the fiscal years ended June 30, 1998, 1997 and 1996:

                                            Summary Compensation Table


                                                                                                                Long Term
                                                                                                               Compensation
                                              Annual Compensation                                                 Awards
                                 -----------------------------------------------                               ------------

                                                                                     Other Annual               Securities
Name and                         Fiscal                                              Compensation               Underlying
Principal Position                Year          Salary ($)(1)      Bonus ($)(2)           ($)                     Options
------------------                ----          --------------     -------------          ---                     -------

Gary L. Coulter (1)(3)            1998             248,067               0             39,346(4)                  338,289
                                  1997             156,000               0                18,206                1,162,176
Chairman of the Board of          1996              28,615               0                     0                        0
Directors and Chief
Executive Officer


Lanier M. Davenport (5)           1998                   0               0                     0                        0
                                  1997              72,923               0              8,432(6)                        0
Chairman of the Board of          1996              65,640               0             68,483(6)                        0
Directors and Chief
Executive Officer until
October 18, 1996


Robert E. Huggins (1)             1998             170,670               0              9,000(7)                  155,431
                                  1997             150,000               0             10,015(7)                  508,452
President and Chief               1996              72,680               0             21,538(7)                        0
Operating Officer

----------------

         (1) Salaries in fiscal 1998 and1997 includes $30,000 for each year paid to Mr. Coulter and $30,000 each year paid to Mr. Huggins in lump sums in November 1997 and February 1997, as an incentive to remain with the Company as a result of a possible change in control situation which occurred in November 1996.

         (2) In June 1997, the Board of Directors approved a bonus plan based on the total market value of all the issued and outstanding Common Stock of the Company for the directors, key employees and advisory directors of the Company. (See "Other Long-Term Incentive Awards" below for a description of the "Bonus Plan").

                                       8

         (3) Mr. Coulter joined the Company as Vice Chairman and Chief Operating Officer in April 1996 and assumed the positions of Chairman of the Board and Chief Executive Officer in October 1996. He relinquished his position as President and Chief Operating Officer to Mr. Huggins in July 1998.

         (4) Represents taxable fringe benefits for a leased car and apartment in Las Vegas that were provided to Mr. Coulter during fiscal 1998 and 1997.

         (5) In October 1996, Mr. Davenport resigned as Chairman of the Board and Chief Executive Officer and Mr. Coulter became Chairman and Chief Executive Officer.

         (6) Includes taxable fringe benefits for automobile allowance and health insurance of $8,432 and $17,504 for fiscal 1997 and 1996, respectively. In addition, fiscal 1996 includes $50,979 of consulting for the Company's subsidiary, Spintek Gaming, Inc., and the conversion of options to purchase 4,000 common shares of Spintek Gaming, Inc. into actual shares of the Common Stock of the Company in conjunction with the acquisition of Spintek Gaming, Inc. on September 14, 1995.

         (7) Mr. Huggins relinquished his roles as Senior Vice President in July 1998 and Chief Financial Officer in August 1998 to become President and Chief Operating Officer of the Company.

         (8) Includes taxable fringe benefits for automobile allowance and health insurance of $9,000, $10,015 and $6,238 for fiscal 1998, 1997 and 1996, respectively. In addition, fiscal 1996 includes $15,300 of consulting fees for services rendered to the Company prior November 15, 1995, the date he was hired as Chief Financial Officer by the Company.

Employment Agreements

         Gary L. Coulter, Chairman of the Board of Directors and Chief Executive Officer since October 18, 1996, entered into an Employment Agreement with the Company effective October 18, 1998. Mr. Coulter's employment agreement extends until February 28, 2002, at which time the agreement will be automatically renewed for another term of approximately 40 months. Mr. Coulter's base salary from the effective date is $400,000 through December 31, 1999. Mr. Coulter is also entitled to additional compensation based upon the cumulative aggregate sales of the AccuHopper, AccuDrop and/or AccuFill Systems since the Company's inception. Pursuant to the terms of his agreement, he is entitled to receive in a single lump sum payment two years' severance pay if there is a change in control of the Company or if he is terminated for any reason other than for failure to perform his duties, conviction of a felony, dishonesty or illegal acts. Mr. Coulter is entitled to six months' severance pay if he resigns. In addition, the Company pays an automobile allowance, certain personal air travel and life insurance payable to his designated beneficiary. Mr. Coulter is also entitled to options to purchase a minimum of at least 200,000 shares of Common Stock each year of his employment agreement at the closing market price on the date(s) of grant. He is eligible to participate in any employee benefit or bonus plan provided by the Company pursuant to the terms of such agreement.

         Robert E. Huggins, Senior Vice President and Chief Financial Officer until July 1, 1998 when he was named President and Chief Operating Officer, has an employment agreement with the Company extending through June 30, 2000. Mr. Huggins' annual base salary was $186,000 on July 1, 1998 and pursuant to the terms of his employment agreement is entitled to receive two years' severance pay if there is a change in control of the Company. Further, if he is terminated for any reason other than for failure to perform his duties, conviction of a felony, dishonesty or illegal acts he is entitled to receive one year's pay as severance. The Company pays $750 per month to Mr. Huggins for an automobile allowance and is to reimburse him for the cost of a country club membership not to exceed $35,000. Mr. Huggins is also entitled to options to purchase a minimum of at least 100,000 shares of Common Stock at the closing market price on the date(s) of grant each year of his employment agreement and is eligible to participate in any employee benefit or bonus plan provided by the Company pursuant to the terms of such agreement.

         The number of options reflected in each of the employment agreements do not include options issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and Notes into Common Stock on April 29, 1999. See the section entitled "Beneficial Ownership" on page 2.

Change in Control Severance Agreements

         For the purpose of employment agreements between Messrs. Coulter and Huggins, and the Company, a "Change in Control" generally is deemed to occur if:
(i) any person or group of affiliated persons other than the Company or certain affiliated entities becomes the owner of 40% or greater of the voting securities of the Company; (ii) the Company is involved in a merger or consolidation (with exceptions for certain events); or (iii) the persons who constituted a majority of the Board of Directors as of the specified date cease to constitute the majority. As part of their respective employment agreements, in the event of a Change in Control, Messrs. Coulter and Huggins each may elect to consider themselves immediately terminated and entitled to two years' salary as severance, to be paid in a lump sum in no less than thirty (30) days from the earlier of the date of the Change in Control and/or the date either or both of them elects termination. In addition to the Change in Control provisions in their respective employment agreements discussed above, incentives granted to Messrs. Coulter and Huggins pursuant to the Company's long-term incentive plan mature immediately upon Change in Control or termination for any reason.

         The notices of conversion by the holders of the Preferred Stock and the Notes effective April 29, 1999 may have resulted in a Change in Control as the term is defined in the respective employment agreements of Messrs. Coulter and Huggins. The Company is currently negotiating with the parties regarding the waiver of severance rights with respect to any Change in Control.

Options

         The tables below set forth certain information regarding options granted to the Named Executive Officers during fiscal 1998:

                                Option Grants in Last Fiscal Year
                                        Individual Grants

                                                   Percent of
                              Number of              Total
                             Securities             Options             Exercise
                             Underlying           Granted to             Or Base
                               Options           Employees in             Price          Expiration
Name                        Granted (1)(2)        Fiscal Year           Per Share           Date
----                        -------------         -----------           ---------           ----
Gary L. Coulter               100,000                7.39%                $0.52            4/15/08
                              238,289               17.61%                $0.43            6/22/08


Robert E. Huggins              50,000                3.70%                 0.52            4/15/08
                              105,431                7.79%                 0.43            6/22/08


Erik R. Batzloff               27,426                2.03%                 0.43            6/22/08

--------------------

(1) The options elected herein have a ten-year term and vest at the discretion of the Board of Directors. There are three primary vesting schedules including (I) 100% of the option shares becoming exercisable on the date of grant; (ii) 25% of the option shares becoming exercisable on the date of grant with an additional 25% of the shares covered thereby becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date; and (iii) 25% of the option shares vesting on each of the first, second, third and fourth anniversary dates.

(2) The number of options reflected herein as of June 30, 1998 do not include options issued pursuant to the antidilution provisions of the Option Agreements and the 1996 Stock Option Plan in connection with the conversion of the Preferred Stock and Notes into Common Stock on April 29, 1999. See the section entitled "Beneficial Ownership" on page 2.

                         Aggregated Option Exercises in
                              Last Fiscal Year and
                          Fiscal Year End Option Values

                                                         Number of Securities               Value of Unexercised
                                                       Underlying  Unexercised              In-The-Money Options
                                                       Options at June 30, 1998               at June 30, 1998
                                                      -------------------------             ---------------------
                         Shares       Value
      Name              Acquired     Realized       Exercisable        Unexercisable    Exercisable     Unexercisable
      ----              --------     --------       -----------        -------------    -----------     -------------
Gary L. Coulter             -          $-            1,381,676            118,789         $207,907         $ 81,466

Robert E. Huggins           -           -              604,444             59,439           90,821          440,732

Erik R. Batzloff            -           -               86,349             86,349            7,912           18,345

Other Long-Term Incentive Awards

     Effective June 1, 1997, the Company adopted the Bonus Plan to provide incentive compensation to certain directors, key employees and advisory directors. The Bonus Plan provides for stock appreciation rights to persons covered by the Bonus Plan ("Participants"). Compensation under the Bonus Plan is based on the award of performance units, which are defined as a percentage of the total market value of the Company. Performance units are redeemable by the Participants for a cash payment based upon an appreciation in the value of the performance unit after the date of grant. The maximum number of performance units that may be issued under the Bonus Plan shall not exceed an aggregate of twelve percent (12%) of the total market value of the Company.

     Performance units generally are vested upon issuance and mature at a rate of 25% per year over a four-year period from the date granted, but the schedule may be varied by the terms of the specific grant. After the first anniversary of any grant of performance units, or earlier maturity, Participants may elect to receive payments which represent the appreciation in value of the performance unit from the date granted through the date such payment is elected. A Participant is entitled to receive payments following termination if an election to receive such payments is made prior to the third anniversary of termination; or, at the Company's discretion following the third anniversary of termination if no such election is made by the Participant.


Certain Transactions

         The Lanier M. Davenport, Sr. Family Trust and The Malcolm C. Davenport V Family Trust, the trustees of which are Malcolm C. Davenport V, Director of the Company and brother of Lanier M. Davenport (former Chairman and Chief Executive Officer of the Company and current stockholder), and Malcolm C. Davenport, Jr., a stockholder of the Company and father of Lanier M. Davenport and Malcolm C. Davenport V, made advances in the amount of $1,920,000 during the year ended June 30, 1996. Of that amount, $1,000,000 was converted into 454,545 shares of Common Stock of the Company on April 14, 1996 and an additional $440,000 was converted into 401,141 shares of Common Stock of the Company on July 16, 1996. All of the shares of Common Stock issued in satisfaction of this debt have not been registered and were issued with restrictive legends. The remaining $480,000 (plus accrued interest of $15,542) was converted to demand notes with an interest rate of 10% per annum. These notes were repaid in monthly installments of $20,000, including interest, with the balance being repaid in full in July 1998.

         On August 14, 1997, Spinteknology, Inc., ("Spinteknology") a wholly owned subsidiary of the Company, entered into a $500,000, 12% promissory note agreement with The Malcolm C. Davenport V Family Trust (the "Trust"), a stockholder. On October 1, 1997, the Trust elected to convert the note plus accrued interest of approximately $4,000 thereon, into 1,400,880 shares of the Company's Common Stock. The conversion price of $0.36 per share reflects a 32% discount from the closing price of $0.53 per share on October 1, 1997. The shares were issued as a result of the conversion on or about November 30, 1997. The shares issued as a result of the conversion have not been registered and bear a restrictive legend.

         On February 27, 1998, the Company initiated the $5 million private placement of the Notes. The Trust purchased $4,300,000 of the Notes, including purchases of $1,000,000 in March 1998, $900,000 in April 1998, $2,100,000 in
July 1998, and $300,000 in October 1998. A total of $197,566 in accrued interest was due the Trust on February 28, 1999, the first annual interest payment date on the Notes, which was not paid on that date pursuant to an agreement between the Trust and the Company In March 1999, the Company paid the Trust $75,000 of this interest, and in May 1999 entered into an agreement to pay the Trust in monthly installments of $50,000 including interest at the rate of 10% per annum. An additional $42,283 in interest accrued through April 29, 1999. In April 1999, the Trust converted all of the Notes into 61,560,781 shares of the Company's Common Stock.

         Malcolm C. Davenport V loaned Spinteknology $350,000 in January 1999 evidenced by a 10% note and secured by a pledge of the Company's patents, copyrights and other intellectual property rights. At the time, the security position was subordinate to the position of the holders of the Notes. In addition, Mr. Davenport loaned Spinteknology $500,000 in February 1999. The two loans were rewritten in May 1999 in the form of two notes, one in the amount of $450,000 and one in the amount of $400,000, each of which bear interest at the rate of 10% per annum and are secured by the Company's intellectual property rights. The Company made a payment of $50,000 on the $450,000 note in May 1999, including interest. The two loans, together with the interest due the Trust as noted in the above paragraph, are to be repaid in a monthly installment of $50,000, with the first such monthly payments being applied against the obligation to the Trust, then to the $450,000 loan, and finally to the $400,000 loan. Based on this schedule, the Trust will be paid off at the end of August
1999, the $450,000 loan at the end of May 2000, and the $400,000 loan on February 28, 2001.

         Sarah L. Davenport, stockholder of the Company and mother of both Lanier Davenport and Malcolm C. Davenport V, made loans in the aggregate amount of $20,000 in the form of demand notes with an annual interest rate of 10% during fiscal 1996. On October 1, 1998, the note plus accrued interest in the amount of $6,606 was converted into 120,938 shares of the Company's Common Stock. The conversion price of $0.22 per share reflects a 32% discount from the closing price of $0.33.

Compliance with Section 16 of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater stockholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership of equity securities of the Company (Form 4 and Form 5). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the fiscal year ended June 30, 1998, the Reporting Persons have complied with all applicable Section 16(a) filing requirements. The Company has listed RBB as a beneficial owner of more than ten percent (10%) of a class of stock, but RBB disputes beneficial ownership. RBB has represented to the Company that it holds stock for the true beneficial owners and that none of these owners hold ten percent (10%) or more of the Company's stock.

                          Proposal 2 on the Proxy Card
                   Ratify Selection of Independent Accountants

          The Board of Directors has re-appointed Joseph Decosimo & Company as the Company's independent public accountants for the year ended June 30, 1999. Although not required by law or otherwise, the selection is being submitted to the stockholders of the Company as a matter of corporate policy for their approval. Joseph Decosimo & Company, an international firm of certified public accountants, has audited the financial statements of the Company since 1995. It is anticipated that a representative of Joseph Decosimo & Company will be present at the Meeting and, if present, such representative will be given the opportunity to make a statement if he or she desires to do so. It is also
 anticipated  that  such   representative   will  be  available  to  respond  to
 appropriate questions from stockholders. The ratification of the selection of the independent accountants requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote.

                          Annual Report on Form 10-KSB

          The Company's Form 10-KSB, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, for the period ended June 30, 1998 was filed with the Securities and Exchange Commission on September 28, 1998. A copy is furnished with this Proxy Statement to the stockholders of record. Exhibits referenced in the Form 10-KSB that are not included with the Form 10-KSB will be available to the stockholder without charge upon written request to George P. Miller, Chief Financial Officer, Spintek Gaming Technologies, Inc., 1857 Helm Drive, Las Vegas, Nevada 89119.

                        Future Proposals of Stockholders

          All proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than January 30, 2000, for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

          Under the Bylaws of the Company, stockholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the stockholder is a holder of record of stock of the Company; (c) description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                                  Other Matters

          The management of the Company does not know of any other matters which are to be presented for action at the Meeting. SHOULD ANY OTHER MATTERS COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL HAVE THE DISCRETIONARY AUTHORITY TO VOTE ALL PROXIES RECEIVED WITH RESPECT TO SUCH MATTERS IN ACCORDANCE WITH THEIR COLLECTIVE JUDGMENT.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                            Gary L. Coulter
                                            Chairman of the Board

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

SPINTEK GAMING TECHNOLOGIES, INC.
1857 HELM DRIVE, LAS VEGAS, NEVADA  89119  (702) 263-3660  FAX (702) 263-3680

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        SPINTEK GAMING TECHNOLOGIES, INC.
                                 1857 Helm Drive
                             Las Vegas, Nevada 89119

The undersigned stockholder hereby appoints Malcolm C. Davenport V and Gary L. Coulter, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, $.002 par value (the "Common Stock"), of Spintek Gaming Technologies, Inc. (the "Company") held of record by the undersigned on May 28, 1999, at the Annual Meeting of Stockholders to be held on June 29, 1999 or any adjournment thereof.

The Board of Directors recommends a vote FOR (1) and (2).

1.    ELECTION OF DIRECTORS.

      Dr. Thomas C. Burns to serve as a Class III director a three-year term expiring at the 2001 Annual Meeting of Stockholders.

|_|FOR the Nominee  |_| WITHHOLD AUTHORITY to vote for the Nominee listed above

2. RATIFY THE SELECTION OF JOSEPH DECOSIMO & COMPANY AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999.

                         FOR |_| AGAINST |_| ABSTAIN |_|

(Continued on reverse side.)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears on your certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
If a partnership, please sign in partnership name by authorized person.

                                 DATED: ________________________________________


                                 _______________________________________________
                                 Signature

                                 _______________________________________________
                                 Signature if held jointly